CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2022, relating to the financial statements of BlackSky Technology Inc., which appears in BlackSky Technology Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

McLean, VA March 31, 2022